CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$2,437,000	$282.45

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Product Supplement STOCK STR-1 dated June 23, 2017)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571

243,700 Units $10 principal amount per unit CUSIP No. 06746K317	Pricing Date June 26, 2017 Settlement Date June 30, 2017 Maturity Date June 26, 2020

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks

▪                  Automatically callable if the Observation Level of each Underlying Stock on any Observation Date, occurring approximately one year, two years and three years after the pricing date, is at or above its respective Starting Value

▪                  In the event of an automatic call, the amount payable per unit will be:

▪                  $12.025 if called on the first Observation Date

▪                  $14.050 if called on the second Observation Date

▪                  $16.075 if called on the final Observation Date

▪                  If not called on the first or second Observation Dates, a maturity of approximately three years

▪                  If not called, 1-to-1 downside exposure to decreases in the Worst Performing Underlying Stock, with up to 100% of your principal at risk

▪                  All payments are subject to the credit risk of Barclays Bank PLC

▪                  No periodic interest payments

▪                  In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

▪                  Limited secondary market liquidity, with no exchange listing

▪                  The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC.  The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement STOCK STR-1.

Our initial estimated value of the notes, based on our internal pricing models, is $9.69 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet.

Notwithstanding any other agreements, arrangements or understandings between Barclays and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-4 and “Risk Factors” beginning on page TS-8 of this term sheet.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price)	$10.00	$2,437,000.00
Underwriting discount	$0.20	$48,740.00
Proceeds, before expenses, to Barclays	$9.80	$2,388,260.00

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

June 26, 2017

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

Summary

The Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020 (the “notes”) are our direct, unconditional, unsecured and unsubordinated debt securities and are not deposit liabilities of either Barclays PLC or Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority. The notes will be automatically called at the applicable Call Amount if the Observation Level of each of the three financial sector stocks described below (the “Underlying Stocks”) is equal to or greater than the Starting Value on the relevant Observation Date. If your notes are not called, you will lose all or a portion of the principal amount of your notes based on the performance of the Worst Performing Underlying Stock (as defined below). Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stocks, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the estimated value for the notes. This estimated value was determined based on our internal pricing models, which take into account a number of variables, including our internal funding rates, which are our internally published borrowing rates we use to issue market-linked investments, and the economic terms of certain related hedging arrangements.  The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. The estimated value is less than the public offering price.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on our internal funding rates, which may vary from the rates at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements.  The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, reduced the economic terms of the notes. For more information about the estimated value and structuring the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes
Issuer:	Barclays Bank PLC (“Barclays”)	Observation Dates:

July 6, 2018, June 21, 2019, and June 19, 2020 (the final Observation Date)

The Observation Dates are subject to postponement if a Market Disruption Event occurs, as described on page PS-20 of product supplement STOCK STR-1.

Principal Amount:	$10.00 per unit	Call Levels:	With respect to each Underlying Stock, 100% of its Starting Value.
Term:	Approximately three years, if not called on the first or second Observation Dates.	Call Amounts and Call Premiums (per Unit):

$12.025, representing a Call Premium of 20.25% of the principal amount, if called on the first Observation Date;

$14.050 representing a Call Premium of 40.50% of the principal amount, if called on the second Observation Date; and

$16.075, representing a Call Premium of 60.75% of the principal amount, if called on the final Observation Date.

Market Measure:	The common stocks of Citigroup Inc. (NYSE symbol: “C”), The Goldman Sachs Group, Inc. (NYSE symbol: “GS”) and JPMorgan Chase & Co. (NYSE symbol: “JPM”) (each, an “Underlying Company”).	Call Settlement Dates:

Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-20 of product supplement STOCK STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Worst Performing Underlying Stock:	The Underlying Stock with the largest percentage decrease from its Starting Value to its Ending Value.	Threshold Values:	With respect to each Underlying Stock, 100% of its Starting Value.
Automatic Call:	The notes will be automatically called on any Observation Date if the Observation Level of each Underlying Stock on that Observation Date is equal to or greater than its Call Level.	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-16.
Starting Values:	C: $63.78 GS: $220.44 JPM: $87.24	Calculation Agent:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Ending Values:	With respect to each Underlying Stock, its Observation Level on the final Observation Date.
Observation Levels:	With respect to each Underlying Stock, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier on that day.
Price Multipliers:	With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock described beginning on page PS-23 of product supplement STOCK STR-1.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

Payment Determination

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date based on the performance of the Worst Performing Underlying Stock, determined as follows:

Because the Threshold Value for each Underlying Stock is equal to its Starting Value, you will lose all or a portion of your investment if the Ending Value of any Underlying Stock is less than its Starting Value.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”).  The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-800-294-1322:

▪                   Product supplement STOCK STR-1 dated June 23, 2017:
https://www.sec.gov/Archives/edgar/data/312070/000110465917041301/a17-15364_22424b3.htm

▪                   Series A MTN prospectus supplement dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

▪                   Prospectus dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the notes, by acquiring the notes, each holder of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met.  These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, any interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, any interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder of the notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the notes, or amendment of the amount of any interest or any other amounts due on the notes, or the dates on which any interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the notes further acknowledges and agrees that the rights of the holders of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors” below as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪                  You anticipate that the Observation Level of each Underlying Stock any of the Observation Dates will be equal to or greater than its Starting Value and, in that case, you accept an early exit from your investment.

▪                  You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of one or more of the Underlying Stocks is significantly greater than the return represented the applicable Call Premium.

▪                  If the notes are not called, you accept that your investment will result in a loss, which could be significant.

▪                  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪                  You are willing to forgo dividends or other benefits of owning shares of the Underlying Stocks.

▪                  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described on page TS-2.

▪                  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪                  You are willing to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

▪                  You wish to make an investment that cannot be automatically called prior to maturity.

▪                  You anticipate that the Observation Level of one or more of the Underlying Stocks will be less than its Call Level on each Observation Date, including the final Observation Date.

▪                  You seek principal repayment or preservation of capital.

▪                  You seek an uncapped return on your investment.

▪                  You seek interest payments or other current income on your investment.

▪                  You want to receive dividends or other distributions paid on the Underlying Stocks.

▪                  You seek an investment for which there will be a liquid secondary market.

▪                  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪                  You are unwilling to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)              a Starting Value of 100.00 for each Underlying Stock;

2)              a Threshold Value of 100.00 for each Underlying Stock;

3)              a Call Level of 100.00 for each Underlying Stock;

4)              the term of the notes from June 26, 2017 to June 26, 2020, if the notes are not called on the first or second Observation Dates;

5)              the Call Premium of 20.25% of the principal amount if the notes are called on the first Observation Date, 40.50% if called on the second Observation Date, and 60.75% if called on the final Observation Date; and

6)              Observation Dates occurring on July 6, 2018, June 21, 2019 and June 19, 2020 (the final Observation Date).

The hypothetical Starting Value of 100.00 for each Underlying Stock used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value of any Underlying Stock. For recent actual prices of the Underlying Stocks, see “The Underlying Stocks” section below.  In addition, all payments on the notes are subject to issuer credit risk.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level of each Underlying Stock on one of the Observation Dates is equal to or greater than its Call Level.

Example 1 – The Observation Level of each Underlying Stock on the first Observation Date is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.025 = $12.025 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – On the first Observation Date, although the Observation Level of each of C and GS is above its Call Level, the Observation Level of JPM is below its Call Level. Therefore, the notes will not be called on the first Observation Date. On the second Observation Date, the Observation Level of each Underlying Stock is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.050 = $14.050 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – On the first and second Observation Dates, although the Observation Level of each of C and GS is above its Call Level, the Observation Level of JPM is below its Call Level. Therefore, the notes will not be called on the first or second Observation Dates. On the third and final Observation Date, the Observation Level of each Underlying Stock is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $6.075 = $16.075 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date because the Observation Level of at least one Underlying Stock is below its Call Level on each Observation Date (including the final Observation Date) even though the Observation Level of each of the other Underlying Stocks is above its Call Level. Because the Redemption Amount will be based on the performance of the Worst Performing Underlying Stock and the Ending Value of at least one Underlying Stock is less than its Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the principal amount.  For example, if C is the Worst Performing Underlying Stock and its Ending Value is 80.00, the Redemption Amount per unit will be:

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date									Notes Are Not Called on Any Observation Date
	Example 1			Example 2			Example 3			Example 4
	C	GS	JPM	C	GS	JPM	C	GS	JPM	C	GS	JPM
Starting Values	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Levels	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Values	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Observation Levels on the First Observation Date	135.00	135.00	125.00	105.00	105.00	90.00	108.00	108.00	90.00	108.00	108.00	90.00
Observation Levels on the Second Observation Date	N/A	N/A	N/A	130.00	130.00	135.00	105.00	105.00	95.00	90.00	90.00	105.00
Observation Levels on the Final Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	120.00	120.00	115.00	115.00	115.00	80.00
Returns of the Underlying Stocks	35.00%	35.00%	25.00%	30.00%	30.00%	35.00%	20.00%	20.00%	15.00%	15.00%	15.00%	-20.00%
Return of the Notes	20.25%			40.50%			60.75%			-20.00%
Call Amount / Redemption Amount per Unit	$12.025			$14.050			$16.075			$8.000

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement STOCK STR-1 and page S-6 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪                  If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.

▪                  Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪                  Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪                  Payments on the notes are subject to the exercise of U.K. Bail-in Power by the relevant U.K. resolution authority. As described above under “Consent to U.K. Bail-in Power,” the relevant U.K. resolution authority may exercise any U.K. Bail-in Power under the conditions described in such section of this term sheet. If any U.K. Bail-in Power is exercised, you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the notes. By your acquisition of the notes, you acknowledge, accept, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power with respect to the notes. Your rights as a holder of the notes are subject to, and will be varied, if necessary, so as to give effect to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” above as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement for more information.

▪                  Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Stocks.

▪                  The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪                  The estimated value is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪                  The estimated value of your notes is lower than the public offering price of your notes. This difference is a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” on page TS-16. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices do not include such fees, charges and other amounts, and take into consideration the levels at which our debt securities trade in the secondary market.

▪                  The estimated value of the notes is not a prediction of the prices at which MLPF&S or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any trading commissions, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪                  A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

▪                  Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of the Underlying Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪                  The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

▪                  You will have no rights of a holder of the Underlying Stocks, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Companies.

▪                  While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control the Underlying Companies, and have not verified any disclosure made by any other company.

▪                  The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stocks.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-23 of product supplement STOCK STR-1.

▪                  There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is MLPF&S.  These potential conflicts of interest include the calculation agents’ roles in establishing the economic terms of the notes and determining the estimated value of the notes.  We have the right to appoint and remove the calculation agents.

▪                  The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page PS-33 of product supplement STOCK STR-1.

Additional Risk Factors

The notes are subject to the risks of each Underlying Stock, not a basket composed of the Underlying Stocks, and will be negatively affected if the price of any Underlying Stock decreases from its Starting Value as of any Observation Date, even if the prices of the other Underlying Stocks increase from their Starting Values as of those days. You are subject to the risks associated with each Underlying Stock. On any Observation Date, if the Observation Level of any Underlying Stock is less than its Call Level, the notes will not be called, even if the Observation Levels of the other Underlying Stocks are than their respective Call Levels. If the notes are not called, the Redemption Amount will be determined only by reference to the Worst Performing Underlying Stock, regardless of the performance of the other Underlying Stocks.  The notes are not linked to a basket composed of the Underlying Stocks, where the depreciation in the price of one Underlying Stock could be offset to some extent by the appreciation in the price of the other Underlying Stocks.  In the case of the notes that we are offering, the individual performance of each Underlying Stock would not be combined, and the depreciation in the price of one Underlying Stock would not be offset by any appreciation in the price of the other Underlying Stocks.

Because the notes are linked to three Underlying Stocks, as opposed to only one, it is more likely that the notes will not be automatically called on an Observation Date; if not called, you will lose all or a portion of your investment. With three Underlying Stocks, it is more likely that the price of one of the Underlying Stocks will close below its Call Level on any Observation Date (and, therefore, the notes will not be automatically called) than if the notes were linked to only one of the Underlying Stocks.  If the notes are not called, your return will depend on the Ending Value of the Worst Performing Underlying Stock as compared to its Starting Value, and you will lose all or a portion of your investment. As noted above, if the notes are not automatically called, you will not benefit from the return of the other Underlying Stocks being higher than the return of the Worst Performing Underlying Stock.

You will be subject to risks relating to the relationship between the Underlying Stocks. Your return on the notes may benefit from a positive correlation, if any, between the Underlying Stocks, in the sense that their prices tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Underlying Stocks will not exhibit this relationship. The less correlated the Underlying Stocks, the more likely it is that the price of one of the Underlying Stocks will decrease below its Starting Value over the term of the notes. You will lose some or all of your principal if the notes are not automatically called, and the Ending Value of one of the Underling Stocks is less than its Threshold Value; in such a case, the performance of the better performing Underlying Stocks would not be relevant to your return on the notes at maturity. It is impossible to predict what the relationship between the Underlying Stocks will be over the term of the notes.

The Underlying Stocks are concentrated in one sector.  All of the Underlying Stocks are issued by companies in the financial sector.  Although an investment in the notes will not give holders any ownership or other direct interests in the Underlying Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the financial sector, including those discussed below.  Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. In addition, because the Underlying Stocks are concentrated in one sector, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes. You will be subject to risks relating to the relationship among the Underlying Stocks.

Adverse conditions in the financial sector may reduce your return on the notes.  All of the Underlying Stocks are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market

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interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse international economic, business, or political developments, including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the prices of the Underlying Stocks. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

Economic conditions have adversely impacted the stock prices of many companies in the financial services sector, and may do so during the term of the notes.  At various points in time, international economic conditions have resulted, and may in the future result in, significant losses among many companies that operate in the financial services sector. These conditions result in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability of these companies. Further, companies in the financial services sector have been subject to significant government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Underlying Stocks. As a result, the prices of the Underlying Stocks may be adversely affected by economic, political, or regulatory events affecting the financial services sector. This in turn could adversely impact the market value of the notes and the payment on the notes.

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Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

The Underlying Stocks

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable SEC CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Underlying Stocks or to any other securities of the Underlying Companies. The Underlying Companies will have no obligations with respect to the notes. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of any Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of an Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Underlying Company could affect the price of the relevant Underlying Stock and therefore could affect your return on the notes.  The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Underlying Stocks on their primary exchange from the first quarter of 2008 through the pricing date.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

This historical data on the Underlying Stocks is not necessarily indicative of their future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of any Underlying Stock during any period set forth below is not an indication that the price per share of such Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stocks.

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Citigroup Inc.

Citigroup Inc. is a diversified financial services holding company that provides financial services to consumer and corporate customers. The company’s services include investment banking, retail brokerage, corporate banking, and cash management products and services. This Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “C”. The company’s CIK number is 831001.

	High ($)	Low ($)
2008
First Quarter	296.90	186.20
Second Quarter	268.10	167.60
Third Quarter	211.20	140.30
Fourth Quarter	230.00	37.70
2009
First Quarter	74.60	10.20
Second Quarter	40.20	26.80
Third Quarter	52.30	25.90
Fourth Quarter	50.00	32.00
2010
First Quarter	43.10	31.50
Second Quarter	49.70	36.30
Third Quarter	43.00	36.60
Fourth Quarter	48.10	39.50
2011
First Quarter	51.30	43.90
Second Quarter	46.00	36.81
Third Quarter	42.88	23.96
Fourth Quarter	34.17	23.11
2012
First Quarter	38.08	28.17
Second Quarter	36.87	24.82
Third Quarter	34.79	25.24
Fourth Quarter	40.17	32.75
2013
First Quarter	47.60	41.15
Second Quarter	53.27	42.50
Third Quarter	53.00	47.67
Fourth Quarter	53.29	47.67
2014
First Quarter	55.20	46.34
Second Quarter	49.58	45.68
Third Quarter	53.66	46.90
Fourth Quarter	56.37	49.68
2015
First Quarter	54.26	46.95
Second Quarter	57.39	51.52
Third Quarter	60.34	49.00
Fourth Quarter	55.87	49.88
2016
First Quarter	51.13	34.98
Second Quarter	47.33	38.48
Third Quarter	47.90	40.78
Fourth Quarter	61.09	47.03
2017
First Quarter	61.55	55.68
Second Quarter (through the pricing date)	64.72	57.72

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JPMorgan Chase & Co.

JPMorgan Chase & Co. provides financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. This Underlying Stock trades on the NYSE under the symbol “JPM”. The company’s CIK number is 19617.

	High ($)	Low ($)
2008
First Quarter	48.25	36.48
Second Quarter	49.25	34.31
Third Quarter	48.24	31.02
Fourth Quarter	49.85	22.72
2009
First Quarter	31.35	15.90
Second Quarter	38.94	27.25
Third Quarter	46.47	32.27
Fourth Quarter	47.16	40.27
2010
First Quarter	45.02	37.70
Second Quarter	47.81	36.61
Third Quarter	41.64	35.63
Fourth Quarter	42.67	36.96
2011
First Quarter	48.00	43.40
Second Quarter	47.64	39.49
Third Quarter	42.29	29.27
Fourth Quarter	37.02	28.38
2012
First Quarter	46.27	34.91
Second Quarter	46.13	31.00
Third Quarter	41.57	33.90
Fourth Quarter	44.53	39.29
2013
First Quarter	51.00	44.57
Second Quarter	55.62	46.64
Third Quarter	56.67	50.32
Fourth Quarter	58.48	50.75
2014
First Quarter	61.07	54.31
Second Quarter	60.67	53.31
Third Quarter	61.63	55.56
Fourth Quarter	63.15	55.08
2015
First Quarter	62.49	54.38
Second Quarter	69.75	59.95
Third Quarter	70.08	59.84
Fourth Quarter	68.46	59.99
2016
First Quarter	63.73	53.07
Second Quarter	65.81	57.32
Third Quarter	67.50	59.55
Fourth Quarter	87.13	66.51
2017
First Quarter	93.60	83.30
Second Quarter (through the pricing date)	88.43	82.15

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The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments, and high-net worth individuals. This Underlying Stock trades on the NYSE under the symbol “GS”. The company’s CIK number is 886982.

	High ($)	Low ($)
2008
First Quarter	207.78	151.02
Second Quarter	200.27	162.40
Third Quarter	188.04	108.00
Fourth Quarter	134.50	52.00
2009
First Quarter	112.95	59.20
Second Quarter	149.47	110.29
Third Quarter	185.52	138.55
Fourth Quarter	192.28	160.93
2010
First Quarter	177.90	148.72
Second Quarter	184.92	131.27
Third Quarter	156.41	131.08
Fourth Quarter	171.07	146.57
2011
First Quarter	175.00	154.38
Second Quarter	162.40	129.26
Third Quarter	137.60	93.98
Fourth Quarter	116.40	87.70
2012
First Quarter	128.07	93.42
Second Quarter	124.90	91.00
Third Quarter	121.36	93.16
Fourth Quarter	129.69	114.24
2013
First Quarter	158.65	130.94
Second Quarter	167.49	138.60
Third Quarter	169.75	150.43
Fourth Quarter	177.26	153.05
2014
First Quarter	179.37	159.82
Second Quarter	170.24	152.72
Third Quarter	187.89	163.42
Fourth Quarter	196.89	172.58
2015
First Quarter	194.41	172.41
Second Quarter	218.40	191.55
Third Quarter	213.25	171.86
Fourth Quarter	199.17	175.49
2016
First Quarter	177.14	140.69
Second Quarter	166.98	139.51
Third Quarter	171.66	144.45
Fourth Quarter	243.09	161.07
2017
First Quarter	252.89	225.48
Second Quarter (through the pricing date)	229.26	211.26

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Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has advised us that, at its discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S or our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

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Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date was based on our internal funding rates.  Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stocks. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, and estimated costs which we may incur in hedging our obligations under the notes.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-18 of product supplement STOCK STR-1.

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Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Financial Sector Stocks, due June 26, 2020

Material U.S. Federal Income Tax Considerations

The material tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “Material U.S. Federal Income Tax Considerations” beginning on page PS-33 of product supplement STOCK STR-1, and “Material U.S. Federal Income Tax Consequences”, beginning on page S-111 of the Series A MTN prospectus supplement.  This section applies to you only if you are a U.S. holder (as defined in product supplement STOCK STR-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement STOCK STR-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled derivative contract with respect to the Underlying Stocks. If your notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your notes should be treated in the manner described above. This opinion assumes that the description of the terms of the notes in this free writing prospectus is materially correct.

As discussed further in product supplement STOCK STR-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect. Other alternative treatments for your notes may also be possible under current law. For example, it is possible that the notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your notes are so treated, you would be required to accrue interest income over the term of your notes and you would recognize gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. Any gain you recognize upon the sale, redemption or maturity of your notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your notes, and thereafter would be capital loss.

It is also possible that your notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Underlying Stocks that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that the Call Premium, if received, might be treated as ordinary income, rather than as resulting in capital gain.

For a further discussion of the tax treatment of your notes as well as other possible alternative characterizations, please see the discussions under “Material U.S. Federal Income Tax Considerations” beginning on page PS-33 of product supplement STOCK STR-1, and “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to the Notes—Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page PS-13 of product supplement STOCK STR-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

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Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

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